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EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Contact:
Barry Sloane
Chairman of the Board & CEO
Newtek Capital, Inc.
212-826-9022
bsloane@newtekcapital.com

NEWTEK CAPITAL ACQUIRES EXPONENTIAL BUSINESS DEVELOPMENT COMPANY, INC.

New York, NY, January 10, 2002 - Newtek Capital, Inc. (AMEX: NKC), a specialist in acquiring, developing and operating early stage high growth businesses, announced today that it has acquired Exponential Business Development Company, Inc. ("Exponential"), a venture capital firm located in Syracuse and Albany, New York. Exponential invests exclusively in early stage businesses located in the Upstate New York region, and operates through a number of investment vehicles including a certified capital company ("CAPCO"). The acquisition of Exponential continues Newtek's plan to make strategic acquisitions, broadening its comprehensive coverage and strengthening its entrepreneurial resources.

Exponential's six principals, all successful entrepreneurs committed to managing and developing businesses in this region include: Dirk Sonneborn, formerly with Coopers & Lybrand, who is and will remain Chief Executive of Exponential; Jeffrey Solomon, former Chairman of Paul-Jeffrey Company, a company specializing in distribution of consumer products, who has over 30 years of experience in the field of logistics, with expertise in productivity and cost control; Michael Marvin, Co-Chairman of MapInfo, Inc. (NASDAQ: MAPS) a software development company founded in 1986, who has had responsibility for creating strategic technology alliances with Fortune 500 companies and others and has assisted in the formulation of dozens of strategic plans for early stage companies; Paul Solomon, a 30-year expert in the field of logistics and marketing with an expertise in implementing sales strategies, who is former President of Paul-Jeffrey Company; Robert Godgart, Chairman of AutoTask Group, a software development company specializing in business management solutions for project-driven companies and former Chairman of Image Systems and Technology Company, a Troy, New York-based software company acquired by Softdesk, Inc. in 1994, and; Lawrence Wetzel, co-founder of Clean Room Technology, Inc. and currently Chairman of Air Innovations, Inc. and CleanRoom Systems Inc., designers and manufacturers of air control and conditioning equipment, with extensive experience in manufacturing and the construction industry. Each of the six principals has a multi-year agreement to continue working with Exponential.

Since inception, Exponential has made first round investments in over 30 early stage businesses, including ReQuest Multimedia, Vicarious Visions and Blue Slate Solutions. Exponential has since 1998, operated a CAPCO, similar to the seven operated by Newtek in New York and other states. Exponential and its principals take an active role in assisting its portfolio companies. ReQuest Multimedia (www.request.com), located in Troy, New York, was founded in 1998 and is an industry leader in the storage and retrieval of digital multimedia. Request recently won the CEDIA 2001 Electronic Lifestyles Award for Best New Audio Product.

Vicarious Visions, Inc. (www.vvisions.com), also located in Troy, New York, is a creator of game software for all mass-market electronic entertaining platforms. The company is a premier creator of handheld and video game software, with hit titles such as Tony Hawk's Pro Skater 2 for the Game Boy Advance, Spider-Man 2:
Enter Electro for Sony PlayStation, Power Rangers Time Force and ESPN Winter-X Games.

Blue Slate Solutions (www.blueslate.net) was founded in June of 2000 and is located in Albany, New York. Blue Slate is a consulting firm with expertise in finance, marketing and planning that provides business strategy and technology

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solutions to established businesses that are launching new ventures as well as emerging growth companies. Clients range from pure-play Internet ASPs to mid-market manufacturing companies to members of the Fortune 500.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: "We are very excited about expanding our presence in Upstate New York. This acquisition gives Newtek and its Wilshire Group and Exponential brands complete coverage across New York State when added to our existing presence in Buffalo, Manhattan and Long Island. In addition, the six principals of Exponential bring powerful and distinctive skills with high individual visibility in the Upstate New York markets. We anticipate capitalizing upon Exponential's financial relationships for alternative funding which will expand our current business lines."

Mr. Sonneborn commented: "Joining Newtek is an important strategic step for Exponential, our investors, our current portfolio companies and for the entire Upstate New York entrepreneurial community. Access to Newtek's resources will enable us to increase business financings and invest in more entrepreneurial businesses in the years to come. It will also enable us to extend the products and services of other Newtek companies to small businesses throughout the region. The continued commitment of the principals in this market makes this a win-win-win relationship."

Newtek Capital, Inc. (www.newtekcapital.com) creates significant non-dilutive capital through the operation of seven CAPCOs in four states. Since 1998, Newtek has raised more than $119 million of certified capital and has made investments in 33 companies, 12 majority-owned or primarily controlled partner companies and investments in 21 other businesses. Newtek's portfolio of partner companies includes Transworld Business Brokers, Inc., Direct Creations, LLC, Starphire Technologies, LLC, NicheDirectories, LLC, Group Management Technologies, LLC, Harvest Strategies, LLC, and Universal Processing Services, LLC. Newtek operates as a holding company for a network of partner companies in a collaborative and coordinated effort to develop successful businesses in a number of emerging and technological areas.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospects and results, and similar matters. The Private Securities Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems in its operating business projects and their impact on revenues and profit margins The Company also notes that overall profitability could be materially effected by economic conditions and unanticipated developments in the economy generally and in the core businesses of our partner companies.